Exhibit 99.1

PENN NATIONAL GAMING CLOSES PUBLIC OFFERING OF COMMON STOCK, RAISING GROSS PROCEEDS OF $982.1 MILLION

FOR IMMEDIATE RELEASE

WYOMISSING, PA (September 29, 2020) -- Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) today announced that it has closed on its underwritten public offering of 16,100,000 shares of its common stock, $0.01 par value per share (the “Offering”). The Offering includes 14,000,000 shares of its common stock initially offered by the Company and 2,100,000 shares of its common stock issued pursuant to the option granted the underwriters, which the underwriters exercised in full on September 25, 2020.

“This successful offering provides our Company with additional resources to accelerate our unique omni-channel strategy, including launching the Barstool Sportsbook app in new markets, developing new products and features, establishing Barstool-branded sports bars and retail sportsbooks and reimagining the customer experience at our casinos, all while fortifying our balance sheet,” said Jay Snowden, President and Chief Executive Officer of Penn National. Pro forma for the transaction, as of June 30, 2020, the Company had net traditional debt of approximately $1 billion, representing a significant reduction from pre-COVID-19 periods.

“This is a very exciting time for our Company,” continued Mr. Snowden. “On September 18, we officially introduced the Barstool Sportsbook app in the state of Pennsylvania, which broke records for the most downloads ever for the launch of a new mobile sportsbook, and it generated impressive handle. This momentum has continued into our second week of operation, as this weekend’s handle grew by 14% over our initial weekend despite continuing to spend $0 in external marketing. In addition, we are extremely pleased with the operating performance of our properties this quarter, despite continued occupancy restrictions. Penn National currently continues to expect 3Q20 consolidated revenues will range from $1,040 million to $1,145 million and 3Q20 consolidated Adjusted EBITDAR will range from $410 million to $450 million, consistent with the ranges previously reported in our prospectus supplement. In short, we believe our Company is incredibly well positioned for long-term success based on its highly differentiated approach to both land-based and interactive gaming and sports betting.”

Penn National is making available today a new investor presentation. To download a copy of the investor presentation, please visit the Presentations section of the Company’s investor relations website at https://pennnationalgaming.gcs-web.com/events-and-presentations/presentations.

Goldman Sachs & Co. LLC, BofA Securities and J.P. Morgan acted as book-running managers and representatives of the underwriters, and Fifth Third Securities, Wells Fargo Securities and Truist Securities acted as book-running managers. BTIG, Citizens Capital Markets, TD Securities, Macquarie Capital, Barclays, Morgan Stanley, Stifel, Union Gaming, Craig-Hallum Capital Group and Rosenblatt Securities acted as co-managers. The Offering was conducted pursuant to the Company’s currently effective shelf registration statement, which was previously filed with the U.S. Securities and Exchange Commission (“SEC”). The Offering was made only by means of a prospectus supplement and an accompanying base prospectus. The preliminary and final prospectus supplements and accompanying base prospectus relating to the Offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the preliminary and final prospectus supplement and accompanying base prospectus relating to the Offering may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Attention: Prospectus Department, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com, from BofA Securities, NC1-004-03-43 200 North College Street, 3rd floor Charlotte, NC 28255-0001 Attn: Prospectus Department or by email at dg.prospectus_requests@bofa.com or from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any share of common stock or any other security and shall not constitute any offer, solicitation or sale in any jurisdiction in which such offer, solicitation, purchase or sale is unlawful. Before investing, please read the applicable prospectus supplement and accompanying base prospectus and other documents Penn National has filed with the SEC for more complete information about Penn National.

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About Penn National Gaming

With the nation's largest and most diversified regional gaming footprint, including 41 properties across 19 states, Penn National continues to evolve into a highly innovative omni-channel provider of retail and online gaming, live racing and sports betting entertainment. The Company's properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms, and operate under various well-known brands, including Hollywood, Ameristar, and L'Auberge. Our wholly-owned interactive division, Penn Interactive, operates retail sports betting across the Company's portfolio, as well online social casino, bingo, and iCasino products. In February 2020, Penn National entered into a strategic partnership with Barstool Sports, whereby Barstool is exclusively promoting the Company's land-based and online casinos and sports betting products, including the Barstool Sportsbook mobile app, to its national audience. The Company's omni-channel approach is bolstered by the myChoice loyalty program, which rewards and recognizes its over 20 million members for their loyalty to both retail and online gaming and sports betting products with the most dynamic set of offers, experiences, and service levels in the industry.

NON-GAAP FINANCIAL MEASURES

The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA and Adjusted EBITDAR. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

The Company defines Adjusted EBITDA as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment losses; insurance recoveries and deductible charges; changes in the estimated fair value of the Company’s contingent purchase price obligations; gain or loss on disposal of assets, the difference between budget and actual expense for cash-settled stock-based awards; pre-opening and acquisition costs; and other income or expenses. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with the Company’s share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense) added back for Barstool Sports and the Company’s Kansas Entertainment joint venture. Adjusted EBITDA is inclusive of rent expense associated with the Company’s triple net operating leases. Although Adjusted EBITDA includes rent expense associated with the Company’s triple net operating leases, the Company believes Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of the Company’s consolidated results of operations.

Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of the Company’s business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. The Company presents Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including the Company’s ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within the industry in which the Company operates. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly-used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.

The Company defines Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate the Company’s business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) the Company believes Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing the Company’s business. The Company believes Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with the Company’s triple net operating leases and is provided for the limited purposes referenced herein.

Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies.

A reconciliation of Adjusted EBITDAR and Adjusted EBITDA to net income (loss) is set forth below. The Company does not provide reconciliations of Adjusted EBITDA and Adjusted EBITDAR to net income (loss) on a forward-looking basis because the Company is unable to forecast the amount or significance of certain items required to develop meaningful comparable GAAP financial measures without unreasonable efforts. These items include gains or losses on sale or consolidation transactions, accelerated depreciation, impairment charges, gains or losses on retirement of debt, income taxes, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from the Company’s calculations of Adjusted EBITDA and Adjusted EBITDAR.

The following table includes a reconciliation of net income (loss), which is determined in accordance with GAAP, to Adjusted EBITDA and Adjusted EBITDAR, which are non-GAAP financial measures, as well as related margins:

	For the year ended
	December 31,
(dollars in millions)	2019	2018	2017
Net income (loss)	$43.1	$93.5	$473.4
Income tax expense (benefit)	43.0	(3.6)	(498.5)
Loss on early extinguishment of debt	-	21.0	24.0
Loss (income) from unconsolidated affiliates	(28.4)	(22.3)	(18.7)
Interest expense, net	534.2	538.4	463.2
Other expense (income)	(20.0)	7.1	2.3
Operating income (loss)	571.9	634.1	445.7
Stock-based compensation (1)	14.9	12.0	7.8
Cash-settled stock-based award variance (1)(2)	0.8	(19.6)	23.4
Loss (gain) on disposal of assets (1)	5.5	3.2	0.2
Contingent purchase price (1)	7.0	0.5	(6.8)
Pre-opening and acquisition costs (1)	22.3	95.0	9.7
Depreciation and amortization	414.2	269.0	267.1
Impairment losses	173.1	34.9	18.0
Provision for (recoveries on) loan loss and unfunded loan commitments	-	(17.0)	89.8
Insurance recoveries, net of deductible charges (1)	(3.0)	(0.1)	(0.3)
Income from unconsolidated affiliates	28.4	22.3	18.7
Non-operating items for Kansas JV (3)	3.7	5.1	5.8
Adjusted EBITDA	1,238.8	1,039.4	879.1
Rent expense associated with triple net operating leases (1)	366.4	3.8	-
Adjusted EBITDAR	$1,605.2	$1,043.2	$879.1

Net income margin	0.8%	2.6%	15.0%
Adjusted EBITDAR margin	30.3%	29.1%	27.9%

(1) These items are included in “General and administrative” within the Company’s Consolidated Statements of Income.

(2) Our cash-settled stock-based awards are adjusted to fair value each reporting period based primarily on the price of the Company’s common stock. As such, significant fluctuations in the price of the Company’s common stock during any reporting period could cause significant variances to budget on cash-settled stock-based awards. During the year ended December 31, 2019, the price of the Company’s common stock increased, which resulted in an unfavorable variance to budget. During the year ended December 31, 2018, the price of the Company’s common stock decreased, which resulted in a favorable variance to budget.

(3) Consists principally of depreciation and amortization associated with the operations of Hollywood Casino at Kansas Speedway.

The following table includes a reconciliation of net income (loss), which is determined in accordance with GAAP, to Adjusted EBITDA and Adjusted EBITDAR, which are non-GAAP financial measures, as well as related margins:

For the six
months ended
June 30,
(dollars in millions)	2020
Net income (loss)	$(823.0)
Income tax expense (benefit)	(157.9)
Loss on early extinguishment of debt	-
Loss (income) from unconsolidated affiliates	(2.4)
Interest expense, net	264.8
Other expense (income)	(7.5)
Operating income (loss)	(726.0)
Stock-based compensation (1)	8.9
Cash-settled stock-based award variance (1)(2)	7.2
Loss (gain) on disposal of assets (1)	(27.9)
Contingent purchase price (1)	(1.4)
Pre-opening and acquisition costs (1)	6.7
Depreciation and amortization	187.6
Impairment losses	616.1
Insurance recoveries, net of deductible charges (1)	(0.1)
Income from unconsolidated affiliates	2.4
Non-operating items of equity method investments (3)	2.0
Adjusted EBITDA	75.5
Rent expense associated with triple net operating leases (1)	201.3
Adjusted EBITDAR	$276.8

Net income (loss) margin	-57.9%
Adjusted EBITDAR margin	19.5%

(1) These items are included in “General and administrative” within the Company’s unaudited Condensed Consolidated Statements of Operations.

(2) The Company’s cash-settled stock-based awards are adjusted to fair value each reporting period based primarily on the price of the Company’s common stock. As such, significant fluctuations in the price of the Company’s common stock during any reporting period could cause significant variances to budget on cash-settled stock-based awards. During the six months ended June 30, 2020, the price of the Company’s common stock increased significantly, which resulted in unfavorable variances to budget.

(3) Consists principally of interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense associated with Barstool Sports and our Kansas Entertainment joint venture.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, current expectations for 3Q20 consolidated revenues and ADJUSTED EBITDAR, strategies or risks and uncertainties. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the anticipated use of proceeds of the Offering; (b) the assumptions included in our current expectations for 3Q20 consolidated revenues and ADJUSTED EBITDAR; (c) the magnitude and duration of the impact of COVID-19 on general economic conditions, capital markets, unemployment, and the Company’s liquidity, operations, supply chain, and personnel; (d) industry, market, economic, political, regulatory and health conditions; (e) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, civil unrest, medical epidemics or pandemics such as COVID-19 (and any reoccurrences), and other natural or manmade disasters or catastrophic events; (f) the reopening of the Company’s Zia Park gaming property is subject to various conditions, including regulatory approvals, potential delays and operational restrictions; (g) our ability to access additional capital on favorable terms or at all; (h) our ability to remain in compliance with the financial covenants of our debt obligations; (i) the consummation of the Perryville transaction with GLPI is subject to various conditions, including third party agreements and approvals, and accordingly it may be delayed or may not occur at all; (j) actions to reduce costs and improve efficiencies to mitigate losses as a result of COVID-19 that could negatively impact guest loyalty and our ability to attract and retain employees; (k) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (l) the impact of new or changes in current laws, regulations, rules or other industry standards; (m) the ability of our operating teams to drive revenue and margins; (n) the impact of significant competition from other gaming and entertainment operations (including from Native American casinos, historic racing machines, state sponsored i-lottery products and video game terminals (“VGTs”) in or adjacent to states in which we operate); (o) our ability (and the ability of our business partners) to obtain timely regulatory approvals required to own, develop and/or operate our properties, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; (p) the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our properties or the potential award of additional gaming licenses proximate to our properties, as recently occurred in Illinois, Nebraska and Pennsylvania); (q) the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; (r) the activities of our current competitors (commercial and tribal) and the rapid emergence of additional significant potential competitors (traditional, tribal, internet, social, sweepstakes based and VGTs in bars and truck stops) in or adjacent to the jurisdictions in which we do or seek to do business; (s) increases in the effective rate of taxation for any of our operations or at the corporate level; (t) our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners and municipalities for such transactions; (u) the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; (v) the impact of weather, including flooding, hurricanes and tornadoes and the ability to recover associated insurance proceeds; (w) changes in accounting standards; (x) the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our iGaming division grows); (y) with respect to our iGaming and sports betting endeavors, the impact of significant competition from other companies for online sports betting, iGaming and sportsbooks, our ability to achieve the expected financial returns related to our investment in Barstool Sports, our ability (and the ability of our business partners) to obtain timely regulatory approvals and iOS approval required to own, develop and/or operate sportsbooks may be delayed and there may be impediments and increased costs to launching the online betting, iGaming and sportsbooks, including delays, and increased costs, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings, our ability to establish key partnerships, our ability to generate meaningful returns and the risks inherent in any new business; (z) the impact of significant competition from other companies for online sports betting; (aa) the Company’s ability to achieve the expected financial returns related to its Barstool Sportsbook app; (bb) the risk of failing to maintain the integrity of the Company’s information technology infrastructure and safeguard its business, employee and customer data in connection with the Company’s online sports betting; (cc) the Company’s and its business partners’ ability to obtain various regulatory approvals required to own, develop and/or operate the Barstool Sportsbook app may be delayed or may not occur; and (dd) other factors included in “Risk Factors,” of this prospectus supplement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

CONTACTS:

General Media Inquiries:
Eric Schippers, Sr. Vice President, Public Affairs
Penn National Gaming
610/373-2400

Financial Media and Analyst Inquiries:
Justin Sebastiano, Sr. Vice President of Finance and Treasurer
Penn National Gaming
610/373-2400

Joseph N. Jaffoni, Richard Land
JCIR
212/835-8500 or penn@jcir.com